EXHIBIT 99.1

PRESS RELEASE

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Jeff Myhre, VP - Editorial

Tel: (212) 564-4700

Tom Gibson, VP – Media Relations

(201) 476-0322

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND YEAR-END 2004

FINANCIAL RESULTS

NEWTOWN, PA, February 9, 2005 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ/NMS: BITI) today announced it financial results for the quarter and year ended December 31, 2004.

Financial highlights for the fourth quarter of 2004 include:

•	Service revenues increased 4.4% year over year to $6.1 million on 185 projects for 77 clients.

•	Operating loss was $477,000 compared to operating income of $672,000 for fourth quarter 2003.

•	Net loss was $293,000, or $0.03 per fully diluted share, including an income tax benefit of $187,000, or $0.02 per share. In the fourth quarter of 2003, net income was $1.2 million, or $0.10 per fully diluted share, which included an income tax benefit of $567,000, or $0.05 per fully diluted share.

•	Backlog decreased to $38.5 million, a 6.8% decrease as compared to prior year end, as a result of an unusually large amount of cancellations in the fourth quarter of 2004.

Financial highlights for the year ended December 31, 2004 include:

•	Service revenues increased 15.3% year over year to $25.1 million on 224 projects for 84 clients.

•	Operating income declined 27.0% year over year to $1.6 million.

•	Net income declined to $949,000 or $0.08 per fully diluted share, including a full effective tax rate of 41%, as compared to the same period the prior year of $2.3 million, or $0.22 per fully diluted share, which included an income tax benefit of $270,000.

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Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “We are very disappointed that we did not meet our full year earnings guidance for 2004 because of unanticipated factors that arose during the fourth quarter. During the fourth quarter, we experienced a project cancellation rate that was significantly higher than historical norms. The cancellations were the result of sponsors halting studies for clinical or strategic considerations. The convergence of extraordinary cancellation rates, an overall slowing of patient enrollment in ongoing studies and the delay of several significant future project awards resulted in our unfavorable fourth quarter results.”

Mr. Weinstein continued, “Higher than normal levels of cancellations are very difficult to plan for because notices of cancellation are received with no advance warning and each cancelled project requires varying levels of resources for closedown activities. We have and will continue to invest in technology solutions that make our personnel and processes more efficient. The implementation of these solutions will allow us to reduce the affect of such unanticipated situations in the future.

In response to these cancellations, we have streamlined our operations during the first quarter of 2005 based on current projects and projected workloads. This will produce cost reductions amounting to approximately $500,000 per quarter, which will be realized beginning in the second quarter of 2005. During this streamlining process, we have been very focused on reducing excess capacity and not making any changes that would affect the quality of service for our clients.”

Weinstein went on to say, “Our proposal pipeline is strong, but due to the unusual level of cancellations, our backlog was $38.5 million as of December 31, 2004 down from $41.3 million a year earlier. As a result of the weakness we experienced during the fourth quarter, we anticipate that 2005 total revenues will be relatively flat from 2004, and we expect to report a loss for the first quarter of 2005. At this point, we cannot give earnings guidance for 2005. As the year progresses, we believe that our financials should improve during subsequent quarters as the results of our expense reductions are fully realized, work begins on new projects and we begin to see higher revenues from new projects associated with our new cardiovascular capabilities, Heart Core, and CapMed.

The issues we saw in the fourth quarter of 2004 accentuate the importance of our ongoing diversification strategy. We are pleased and encouraged with the prospects for both Heart Core and CapMed in 2005 and beyond. Our strong balance sheet will enable us to continue to pursue additional opportunities.

As announced previously, we closed the Heart Core acquisition in December 2004. Since then, the operations of Heart Core have been successfully integrated into our office in Leiden, the Netherlands. We are now actively marketing Heart Core’s capabilities to our current pharma and biotech clients and are expanding our sales efforts into the medical device arena. Adding the Heart Core expertise to our portfolio expands our addressable market by providing a strong entry into the cardiovascular therapeutic area for pharmaceuticals and opens opportunities to market our services to medical device manufacturers.”

Fourth quarter results include CapMed revenue and operating expenses of $89,000 and $200,000, respectively. Weinstein remarked, “We are encouraged by the marketing recognition achieved by CapMed, the cornerstone of our Personal Health Management Solutions division. The entire area of personal health management is continuing to move to the forefront, and we are seen as the leader in the consumer-focused aspect of this business. During the fourth quarter we announced a strategic relationship with MedicAlert™ Foundation. This relationship establishes CapMed as the provider of the desktop PHR and Personal Health Key solutions that will interface with the MedicAlert™ emergency response service. We believe that the combination of CapMed with MedicAlert provides a best in class solution that will protect and save lives as it is deployed.”

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Weinstein concluded, “In summary we are disappointed on how our year ended and the reduced revenue prospects for 2005. We remain very positive about Bio-Imaging’s future based on what have done to address recent events and on the continued implementation of our diversification strategy. We are confident that we are taking the necessary steps to strengthen the Company for the long term and ultimately resume the growth rates we have seen over the past five years. We will keep our shareholders and the market informed as we proceed through the year.”

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its CapMed division, Bio-Imaging provides the Personal HealthKey(TM) technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of the proposed acquisition, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Service revenues	6,081	5,825	25,068	21,748
Reimbursement revenues	1,286	1,029	4,622	3,463

Total revenues	$7,367	$6,854	$29,690	$25,211

Costs and expenses:
Cost of revenues	5 757	4,484	20,452	16,875
General & admin. expenses	1,168	1,142	4,452	4,079
Sales & marketing expenses	919	556	3,182	2,058

Total cost and expenses	7,844	6,182	28,086	23,012

(Loss) income from operations	(477)	672	1,604	2,199

Interest income (expense) – net	(3)	(29)	3	(131)

Income before taxes	(480)	643	1,607	2,068
Income tax provision (benefit)	(187)	(567)	658	(270)

Net (loss) income	(293)	1,210	949	2,338

Basic (loss) earnings per share	$(0.03)	$0.11	$0.09	$0.25

Weighted average number of shares - basic	10,879	10,666	10,812	9,276
Diluted (loss) earnings per share	$(0.03)	$0.10	$0.08	$0.22

Weighted average number of shares – diluted	10,879	12,254	12,067	10,849

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$9,650	$13,290
Accounts receivable	7,958	4,429
Prepaid expenses and other current assets	889	574
Deferred income taxes	1,455	1,613

Total current assets	19,952	19,906

Property & equipment net	5,102	4,662
Intangible & other assets	3,260	1,339

Total assets	$28,314	$25,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,270	$985
Accrued expenses and other current liabilities	1,882	1,603
Deferred revenue	3,076	3,070
Current maturities of capital lease obligations and convertible note	722	1,282

Total current liabilities	6,950	6,940

Long-term capital lease obligations	907	771
Deferred income taxes	931	661
Other liability	131	108

Total liabilities	8,919	8,480

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	21,893	20,874
Accumulated deficit	(2,501)	(3,450)

Total stockholders’ equity	19,395	17,427

Total liabilities & stockholders’ equity	$28,314	$25,907

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Twelve Months Ended
	12/31/04	12/31/03
Cash flows from operating activities:
Net income	949	2,338
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	1,770	1,076
Provision (benefit) for deferred income taxes	246	(419)
Bad debt provision	11	(38)
Non-cash stock based compensation expense	14	26
Changes in operating assets and liabilities:
Increase in accounts receivable	(3,540)	(463)
Increase in prepaid expenses and other current assets	(315)	(176)
(Increase) decrease in other assets	(739)	92
Increase in accounts payable	285	325
Increase in accrued expenses and other current liabilities	265	274
(Increase) decrease in deferred revenue	6	(194)
Increase in other liabilities	247	47

Net cash (used in) provided by operating activities	$(801)	$2,888

Cash flows from investing activities:
Purchases of property and equipment	(1,982)	(1,641)
Cash paid for acquisitions	(1,410)	(273)

Net cash used in investing activities	$(3,392)	$(1,914)

Cash flows from financing activities:
Payments under equipment lease obligations	(659)	(506)
Payments under promissory note	(667)	(167)
Proceeds from exercise of stock options	978	275
Net proceeds from private placement	—	9,874
Proceeds from sales leaseback	902	276

Net cash provided by financing activities	$554	$9,752

Net (decrease) increase in cash and cash equivalents	(3,639)	10,726
Cash and cash equivalents at beginning of period	13,289	2,563

Cash and cash equivalents at end of period	$9,650	$13,289

Supplemental schedule of noncash investing and financing activities:
Equipment purchased under capital lease obligations	$902	$761
Contingent liability converted to common stock incurred In connection with acquisition	$—	$568
Common stock issued for acquisitions	$847	$338
Deferred income taxes related to CapMed acquired assets	$—	$244

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